EXHIBIT 21


                                  MESA INC.
                                Subsidiaries


As of December 31, 1996                             Place of Incorporation
-----------------------                             ----------------------

Subsidiary Corporations:

     Hugoton Capital Corporation                           Delaware
     Mesa Capital Corporation                              Delaware
     Mesa Environmental Ventures Co.                       Delaware
     Mesa Operating Co.                                    Delaware
     Mesa Transmission Co.                                 Delaware
     Pioneer Natural Gas Company                            Texas
     Pioneer Production Corporation International           Texas
     Pioneer Uravan, Inc.                                   Texas

Subsidiary Partnership:

     Mesa Offshore Royalty Partnership                      Texas